Exhibit 99.(e)

DIVIDEND REINVESTMENT PLAN

OF

PRUDENTIAL SHORT DURATION HIGH YIELD FUND, INC.

Prudential Short Duration High Yield Fund, Inc., a Maryland corporation (the “Fund”), hereby adopts the following plan (the “Plan”) with respect to net investment income dividends and capital gains distributions declared by its Board of Directors on shares of its Common Stock:

1.                 Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Fund, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2.                 Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

3.                 Computershare Trust Company, N.A., the plan administrator and the Fund’s transfer agent and registrar (the “Plan Administrator”), will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has not elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. In the case of stockholders such as banks, brokers or nominees that hold shares of Common Stock of the Fund for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of  shares of Common Stock certified by the record stockholders as representing the total amount registered in such stockholder’s name and held for the account of Participants.

4.                 The shares are acquired by the Plan Administrator for a Participant’s account, depending upon the circumstances described below, either (i) through receipt of additional unissued but authorized shares of Common Stock from the Fund (“Newly Issued Common Stock”) or (ii) by purchase of outstanding shares of Common Stock on the open market (“Open-Market Purchases”) on the New York Stock Exchange, Inc. or elsewhere. If, on the dividend payment date, the closing market price of the Common Stock plus per share fees (as defined below)  is equal to or greater than the net asset value per share of the Common Stock (such condition being referred to as “Market Premium”), the Plan Administrator will invest the dividend amount in Newly Issued Common Stock on behalf of the Participant. The number of shares of Newly Issued Common Stock to be credited to the Participant’s account will be determined by dividing the dollar amount of the dividend by the net asset value per share of Common Stock on the payment date, provided that, if the net asset value per share of Common Stock is less than or equal to 95% of the closing market price per share of Common Stock on the payment date, the dollar amount of the dividend will be divided by 95% of the closing market price per share of Common Stock on the payment date. If, on the dividend payment date, the net asset value per share of Common Stock is greater than the market value per share of Common Stock plus per share fees (such condition being referred to as “Market Discount”), the Plan Administrator will invest the dividend amount in shares of Common Stock acquired on behalf of the Participant in Open-Market Purchases. “Per share fees” include any applicable brokerage commissions the Plan Administrator is required to pay.

5.                 In the event of a Market Discount on the payment date for any dividend, the Plan Administrator shall have until the last business day before the next date on which the Common Stock trades on an “ex-dividend” basis or 30 days after the payment date for such dividend, whichever is sooner (the “Last Purchase Date”), to invest the dividend amount in Common Stock acquired in Open-Market Purchases. If the Plan Administrator is unable to invest the full dividend amount in Open-Market Purchases during the purchase period or if the Market Discount shifts to a Market Premium during the purchase period, the Plan Administrator may cease making Open-Market Purchases and may invest the uninvested portion of the dividend amount in Newly Issued Common Stock at the net asset value per share of Common Stock at the close of business on the Last Purchase Date provided that, if the net asset value per share of Common Stock is less than or equal to 95% of the then current market price per share of Common Stock, the dollar amount of the dividend will be divided by 95% of the market price on the payment date for purposes of determining the number of shares issuable under the Plan.

6.                 A stockholder may, however, elect to receive net investment income dividends and capital gains distributions in cash. To exercise this option, such stockholder must notify the Plan Administrator, in writing so that such notice is received by the Plan Administrator prior to the record date fixed by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

7.                 The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Each Participant may from time to time have an undivided fractional interest (computed to six decimal places) in a share of Common Stock of the Fund.  Dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares at the time of termination less any applicable per share fees.

8.                 The Plan Administrator will forward to each Participant any Fund related proxy solicitation materials and each Fund report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Fund.

9.                 In the event that the Fund makes available to its stockholders rights to purchase additional shares or other securities, the shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be added to any other shares of Common Stock held by the Participant in calculating the number of rights to be issued to the Participant.

10.               The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Fund. Each Participant will be charged a per share fee (currently $0.05 per share) on all Open-Market Purchases.

11.               Each Participant may terminate the Participant’s account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at www.computershare.com/investor, by filling out the transaction request form located at the bottom of the Participant’s Statement and sending it to the Plan Administrator at Computershare Trust Company, N.A., P.O. Box 43078, Providence RI 02940-3078 or  by calling the Plan Administrator at  1-800-451-6788 (inside U.S. and Canada) or 1-781-575-2879 (outside U.S. and Canada).  Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator prior to any dividend or distribution record date. Upon any withdrawal or termination, the Plan Administrator will cause to be delivered to each terminating Participant a statement of holdings for the appropriate number of the Fund’s whole book-entry shares of Common Stock and a check for the cash adjustment of any fractional share at the market value of the Fund’s shares of Common Stock as of the close of business on the date the termination is effective less any applicable fees. In the event a Participant’s notice of termination is on or after a record date (but before payment date) for an account whose dividends are reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares of Common Stock on behalf of the terminating Participant. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Plan may be terminated by the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund.

12.               If a Participant elects by the Participant’s written, Internet or telephonic notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of the shares of Common Stock held by the Plan Administrator in the Participant’s account and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.12 per share fee. . If a Participant elects to sell his or her shares of Common Stock, the Plan Administrator will process all sale instructions received no later than five business days after the date on which the order is received by the Plan Administrator, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). Such sale will be made through the Plan Administrator’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In every case the price to the Participant shall be the weighted average sale price obtained by the Plan Administrator’s broker net of fees for each aggregate order placed by the Participant and executed by the broker. To maximize cost savings, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine the Participant’s shares with those of other selling Participants.

13.               These terms and conditions may be amended or supplemented by the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

14.               The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

15.               The automatic reinvestment of dividends does not relieve Participants of any taxes which may be payable on dividends. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. Specific cost basis information will also be included on a Participant’s statement in accordance with applicable law.

16.               These terms and conditions shall be governed by applicable federal securities laws and the laws of the State of New York.

[          ], 2012